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Pitney Bowes Inc. -  Form 10-Q                  Pitney Bowes Inc.
Nine Months Ended September 30, 1994    Computation of Earnings per Share         Exhibit (i)
Page 17 of 19

                                                         Three Months Ended        Nine Months Ended
                                                            September 30,             September 30,
(Dollars in thousands, except per share data)            1994        1993(1)       1994        1993(1)
Primary
Income from continuing operations (2)             $    85,320 $    58,386   $   254,013 $   204,489
Discontinued operations                                10,706      10,644        32,492      33,905
Effect of accounting change                                 -           -      (119,532)          -

Net income                                        $    96,026 $    69,030   $   166,973 $   238,394

Weighted average number of
  common shares outstanding                       156,825,702 157,805,764   157,519,505 157,421,291
Preference stock, $2.12 cumulative convertible        838,086     895,740       852,922     912,372
Stock option and purchase plans                       365,374     608,754       501,589     730,697

Total common and common equivalent
  shares outstanding                              158,029,162 159,310,258   158,874,016 159,064,360

Income per common and common equivalent share - primary:
  Income from continuing operations               $      .54  $       .37   $      1.60 $      1.29
  Discontinued operations                                .07          .06           .20         .21
  Effect of accounting change                              -            -          (.75)          -

  Net income                                      $      .61  $       .43   $      1.05 $      1.50

Fully Diluted
Income from continuing operations                 $    85,321 $    58,387   $   254,015 $   204,492
Discontinued operations                                10,706      10,644        32,492      33,905
Effect of accounting change                                 -           -      (119,532)          -

Net income                                        $    96,027 $    69,031   $   166,975 $   238,397

Weighted average number of
  common shares outstanding                       156,825,702 157,805,764   157,519,505 157,421,291
Preference stock, $2.12 cumulative convertible        838,086     895,740       852,922     912,372
Stock option and purchase plans                       387,410     615,865       524,984     738,183
Preferred stock, 4% cumulative convertible             12,774      23,016        14,895      24,761

Total common and common equivalent
  shares outstanding                              158,063,972 159,340,385   158,912,306 159,096,607

Income per common and common equivalent share -
  fully diluted:
    Income from continuing operations             $       .54 $       .37   $      1.60 $      1.29
    Discontinued operations                               .07         .06           .20         .21
    Effect of accounting change                             -           -          (.75)          -

    Net income                                    $       .61 $       .43   $      1.05 $      1.50

(1) Restated to reflect discontinued operations.

(2) Income from continuing operations was adjusted for preferred dividends.
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